EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of March 16, 2010, between Frederick’s of Hollywood Group Inc., a New York corporation (the “Company”), and each purchaser identified on the signature pages hereto.

WHEREAS, the Company is entering into a separate purchase agreement (“Separate Agreement”) as of even date with another purchaser (such purchaser, together with each purchaser identified on the signature pages hereto, including their respective successors and assigns, is hereby referred to herein as a “Purchaser” and collectively, the “Purchasers”) pursuant to which the Company will be issuing the same securities as the Company is issuing hereunder.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser hereto, and each Purchaser hereto, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1        Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“8-K Filing” shall have the meaning ascribed to such term in Section 4.4

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.5.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Aggregate Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Closing Price” means on any particular date (a) the last reported closing sale price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), (b) if there is no such price on such date, then the closing sale price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), (c) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), then the most recent sale price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded then the fair market value as of such date of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Shares then outstanding and reasonably acceptable to the Company, the reasonable fees and expenses of which shall be paid by the Company.

“Closing Statement” means the Closing Statement in the form on Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Graubard Miller, with offices located at 405 Lexington Avenue, 19th Floor, New York, New York 10174.

“DTC” means The Depository Trust Company.

“Effective Date” means the earlier of the date that (a) all of the Registrable Securities (as defined in the Registration Rights Agreement) have been registered for resale by the holders thereof pursuant to a registration statement(s) declared effective by the Commission and (b) all of the Registrable Securities have been sold pursuant to Rule 144 or (except to the extent any such Registrable Securities are then held by an Affiliate of the Company) may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder or under the Separate Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising equity capital.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(aa).

“Knowledge” means (i) the actual knowledge of those officers of the Company required to file statements relating to their ownership of the Company’s securities pursuant to Section 16 of the Exchange Act and (ii) with respect to each Subsidiary, the executive officers of such Subsidiary.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“ML” means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with offices located at 666 Third Avenue, New York, New York 10017.

“Per Share Purchase Price” equals $1.05.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit A attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Shares and the Warrant Shares.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144”means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424”means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means, collectively, the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Warrants” means, collectively, the Series A Common Stock purchase warrants deliverable to the Purchasers at the Closing in accordance with Section 2.2(a)(iv) hereof and 2.2(a)(iv) of the Separate Agreement, which Series A Warrants shall be exercisable commencing six months from the Closing Date and have a term of exercise equal to two (2) years and six (6) months from the Initial Exercise Date (as defined therein) and an exercise price equal to $1.25 per share, subject to adjustment as provided therein, a form of which is attached hereto as Exhibit B-1.

“Series B Warrants” means, collectively, the Series B Common Stock purchase warrants deliverable to the Purchasers at the Closing in accordance with Section 2.2(a)(v) hereof and 2.2(a)(iv) of the Separate Agreement, which Series B Warrants shall be exercisable commencing six months from the Closing Date and have a term of exercise equal to five (5) years from the Initial Exercise Date (as defined therein) and an exercise price equal to $1.55 per share, subject to adjustment as provided therein, a form of which is attached hereto as Exhibit B-2.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement and the Separate Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock nor shall it be deemed to include any hedging transaction with respect to any Shares purchased or Warrant Shares purchasable upon exercise of the Warrants).

 “Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Shares and Warrants purchased hereunder or under the Separate Agreement as specified below such Purchaser’s name on the signature page of this Agreement or the Separate Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest, as set forth on Schedule 3.1(a), and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Separate Agreement, the Warrants, the Registration Rights Agreement and the Escrow Agreement by and among the Company, the Purchasers and the escrow agent, a form of which is attached hereto as Exhibit C  (the “Escrow Agreement”) and all exhibits and schedules thereto and hereto.

“Transfer Agent” means American Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Warrants” means, collectively, the Series A Warrants and the Series B Warrants.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II

PURCHASE AND SALE

2.1       Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to $6,000,000 (“Aggregate Purchase Price”) in aggregate purchase price of Shares. Each Purchaser shall deliver to the Company, via wire transfer of immediately available funds, an amount equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and the Company shall deliver to each Purchaser its respective Shares and a Series A Warrant and a Series B Warrant, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree.

2.2       Deliveries.

 (a)        On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

  (i)          this Agreement duly executed by the Company;

  (ii)         a legal opinion of Company Counsel, substantially in the form of Exhibit D attached hereto;

 (iii)        a certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser;

  (iv)        a Series A Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 40% of such Purchaser’s Shares;

  (v)         a Series B Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 40% of such Purchaser’s Shares;

  (vi)        the Registration Rights Agreement duly executed by the Company;

  (vii)       the Escrow Agreement, duly executed by the Company;

  (viii)     a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3.1(c) as adopted by the Company’s Board of Directors in a form reasonably acceptable to such Purchaser, (ii) the Articles of Incorporation, as amended, and (iii) the Bylaws, each as in effect at the Closing;

  (ix)        a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that the representations and warranties of the Company shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date; and

  (x)         a recent good standing certificate regarding the Company from the office of the Secretary of State of the State of New York.

(b)         On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

   (i)          this Agreement duly executed by such Purchaser;

  (ii)         such Purchaser’s Subscription Amount by wire transfer to the account as specified in the Escrow Agreement; and

  (iii)        the Registration Rights Agreement duly executed by such Purchaser.

2.3       Closing Conditions.

 (a)        The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

  (i)          the accuracy in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) when made and on the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) of the representations and warranties of the Purchasers contained herein;

  (ii)         all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed;

  (iii)        the delivery by all of the Purchasers of the items set forth in Section 2.2(b) of this Agreement and of the Separate Agreement; and

  (iv)        the delivery by the escrow agent of the Escrow Agreement duly executed by the escrow agent.

 (b)        The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

  (i)          the accuracy in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) when made and on the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) of the representations and warranties of the Company contained herein;

  (ii)         all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

  (iii)        the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

  (iv)        the delivery by the escrow agent of the Escrow Agreement duly executed by the escrow agent;

  (v)         there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

  (vi)       from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Company. Except as set forth in the disclosure schedules, which disclosure schedules shall be deemed a part hereof and shall qualify any representation made herein to what is applicable, the Company hereby makes the following representations and warranties to each Purchaser:

 (a)        Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, nonassessable (or the foreign equivalent) and free of preemptive and similar rights to subscribe for or purchase securities.

 (b)        Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and, to the Company’s Knowledge, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)         Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)         No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, the issuance or sale of the Securities and the consummation by the Company of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, (iii) result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or (iv) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Trading Market, court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the regulations of any Trading Market), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not reasonably be expected to result in a Material Adverse Effect.

(e)         Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.4 of this Agreement, (ii) the filing with the Commission of one or more registration statements pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s) to the Trading Market for the issuance and sale of the Securities and the listing of the Securities for trading thereon in the time and manner required thereby and (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable securities or “Blue Sky” laws of the states of the United States (collectively, the “Required Approvals”).

(f)          Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

(g)         Capitalization. The authorized capital of the Company is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and to directors pursuant to the Company’s director compensation plan and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities pursuant to this Agreement and the Separate Agreement and except as disclosed in the Company’s SEC Reports (as defined in Section 3.1(h)) or on Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  Except as disclosed in the Company’s SEC Reports, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

(h)         SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the period from January 28, 2008 to the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, but fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)          Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) that would be required to be disclosed on the Company’s balance sheet in conformity with GAAP and are not disclosed in the SEC Reports, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses which (x) represent ordinary course short-term bank borrowings or (y) which otherwise, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans, stock purchase plans or director compensation plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement and the Separate Agreement or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective business, properties, operations, assets or financial condition, that would be required to be disclosed by the Company on a Current Report on Form 8-K at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made or deemed made.

(j)          Litigation. There is no action, suit, notice of violation, proceeding or formal investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and, to the Knowledge of the Company, there is not pending or contemplated, any formal investigation by the Commission involving the Company or, to the Knowledge of the Company, any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)         Labor Relations. No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. To the Company’s Knowledge, none of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the Knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)          Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or governmental body or (iii) is in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business or relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

(m)        Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports (“Material Permits”), except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)         Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple (or the local equivalent) to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property (other than to the extent security interests granted to lenders may require repayment prior to sale) and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state, foreign or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o)         Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or material for use in connection with their respective businesses as described in the SEC Reports and which failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have a Material Adverse Effect. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)         Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)         Transactions With Affiliates and Employees. Except as set forth in the SEC Reports or on Schedule 3.1(q), none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest, in each case in excess of $120,000, or is an officer, director, trustee or partner, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)          Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. The Company and the Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(s)         Certain Fees. Except as set forth on Schedule 3.1(s), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)          Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 hereof and of the Separate Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby and thereby.  Subject to the notice and/or application(s) to the Trading Market for the issuance and sale of the Securities and approval thereof, the issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(u)         Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v)         Registration Rights. Other than each of the Purchasers or as set forth in the SEC Reports, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w)        Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.  Except as set forth on Schedule 3.1(w), the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(x)         Application of Takeover Protections. Except as set forth on Schedule 3.1(x), the Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(y)         Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the disclosure schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)         No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(aa)       Outstanding Indebtedness.   Schedule 3.1(aa) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness “means (i) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others in excess of $100,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(bb)      Tax Status. Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary (i) has made or filed all United States federal and state income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(cc)       No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(dd)      Foreign Corrupt Practices. Neither the Company, nor to the Knowledge of the Company, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(ee)       Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ff)        Acknowledgment Regarding Purchasers’ Trading Activity. Anything in this Agreement or the Separate Agreement or elsewhere herein or therein to the contrary notwithstanding (except for Sections 3.2(l) and 4.13 hereof and thereof, respectively), it is understood and acknowledged by the Company that: (i) none of the Purchasers have been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction.

(gg)      Regulation M Compliance. The Company has not, and, to the Knowledge of the Company, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(hh)      Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(ii)         Form S-3 Eligibility. The Company is eligible to register the resale of the Securities for resale by the Purchaser on Form S-3 promulgated under the Securities Act.

3.2     Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a)         Organization; Authority. Such Purchaser is either an individual or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)         Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)         Rule 144. Such Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such person is familiar with Rule 144, and that such Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(d)         Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any it will be, an “accredited investor” as defined in Rule 501 under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(e)         Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f)         Access to Information.  Such Purchaser has had full access to any and all information with regard to the Company that it deems relevant to the purchase of the Securities, and it has had full access to management of the Company to obtain whatever information it deemed relevant to its purchase of the Securities.

(g)         SEC Reports.  Such Purchaser has reviewed the SEC Reports and Purchaser understands the content of the SEC Reports and the risks described about an investment in the Company.

(h)         General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or on the internet or broadcast over television, radio or internet or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.

(i)          General. Such Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities. Such Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(j)          Certain Fees. Such Purchaser has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ fees, financial advisory fees or other similar fees in connection with the transactions contemplated by Transaction Documents.

(k)         Not an Affiliate. Such Purchaser is not an officer, director or Affiliate of the Company.

(l)          Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1     Transfer Restrictions.

(a)      The Securities may be disposed of only in compliance with state and federal securities laws. In connection with any transfer of Securities other than (i) pursuant to an effective registration statement or (ii) to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company (it being hereby agreed that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is deemed acceptable to the Company), the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)      The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND, UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR AND REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE FORM AND SUBSTANCE OF WHICH SHALL BE REASONABLY SATISFACTORY TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER BONA FIDE LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR”AS DEFINED IN RULE 501(A) UNDER THE SECURITIES ACT AND WHO AGREES IN WRITING TO BE BOUND BY THE PROVISIONS OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT AND THAT CERTAIN REGISTRATION RIGHTS AGREEMENT, EACH DATED AS OF THE DATE HEREOF.

The Company acknowledges and agrees that a Purchaser may from time to time, with respect to all or some of the Shares or Warrant Shares, enter into a bona fide pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a bona fide security interest pursuant to a bona fide loan to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees in writing to be bound by the provisions of this Agreement and the Registration Rights Agreement, and if required under the terms of such bona fide arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a bona fide pledge or transfer would not be subject to approval of the Company. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a bona fide pledgee or secured party of Securities may reasonably request in connection with a bona fide pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(c)         Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144 to a non-Affiliate of the Company, (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required, as confirmed under applicable judicial interpretations and pronouncements issued by the staff of the Commission. The Company shall cause its counsel to issue a customary legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent in connection therewith to effect the removal of the legend hereunder, unless the Securities are sold pursuant to Rule 144. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required or at such time as such legend is provided to be removed under this Section 4.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s broker with the Depository Trust Company System as directed by such Purchaser.

(d)         Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell all Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this undertaking.

4.2      Furnishing of Information. Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities, including without limitation, under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act, including without limitation, within the requirements of the exemption provided by Rule 144.

4.3      Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities hereunder in a manner that would require the registration under the Securities Act of the sale of the Securities hereunder or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.4      Securities Laws Disclosure; Publicity. Promptly after the Closing Date but no later than the first Trading Day immediately following the Closing Date, the Company shall issue a press release announcing the Closing.  Additionally, the Company shall within four (4) Business Days from the Closing Date file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents (other than schedules and exhibits to the Transaction Documents) as exhibits thereto (including all attachments thereto, the “8-K Filing”). From and after the filing of such 8-K Filing, the Company shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective agents in connection with the transactions contemplated by the Transaction Documents. The Company shall not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees and agents, not to, provide any Purchaser with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the 8-K Filing without the express prior written consent of such Purchaser.  The Company agrees that it shall not provide a Purchaser with any information that it would not include in a Current Report on Form 8-K.  The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except: (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (b) to the extent such disclosure is required by any other law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.5      Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.6      Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement with the Company regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.7      Use of Proceeds. Except as set forth on Schedule 4.7 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and shall not use such proceeds for: (a) the satisfaction of any portion of the Company’s indebtedness for borrowed funds, (b) the redemption of any Common Stock or Common Stock Equivalents, or (c) the settlement of any outstanding litigation.

4.8      Indemnification of Purchasers. Subject to the provisions of this Section 4.8, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding the absence of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding the absence of such title or any other title) of such controlling Persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser in any capacity, or any Purchaser Party or any Affiliate of a Purchaser or Purchaser Party, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by such Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing, reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel to the applicable Purchaser Party, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to (1) any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in any of the Transaction Documents, (2) any violations by such Purchaser Party of applicable state or federal securities laws or (3) any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance. The indemnification required by this Section 4.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any other liabilities to which the Company may be subject pursuant to law.

4.9      Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and all of the Warrant Shares pursuant to any exercise of the Warrants.

4.10    Listing of Common Stock. The Company hereby agrees to use its best efforts to maintain the listing or quotation of the Common Stock on a Trading Market and concurrently with the Closing, the Company shall apply to list or quote all of the Shares and Warrant Shares on such Trading Market and promptly secure the listing of all of the Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed or quoted on such other Trading Market as promptly as practicable. The Company will then take all action reasonably necessary to continue the listing or quotation and trading of its Common Stock on the Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.11    Participation in Future Financing.

(a)         From the date hereof until the date that is the 24 month anniversary of the Closing Date, upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration or Indebtedness (or a combination of units hereof) (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to his pro rata share of the Aggregate Purchase Price (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing; provided, however, that if such Subsequent Financing is a registered public offering, the Company shall offer each Purchaser the right to participate in such public offering if it is lawful for the Company to do so, but no Purchaser shall be entitled to purchase any particular amount of such public offering.

(b)         At least five (5) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Purchaser, and only upon a request by such Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)         Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the third (3rd) Trading Day after all of the Purchasers have received the Pre-Notice that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser’s participation, and representing and warranting that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Purchaser as of such third (3rd) Trading Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate.

(d)        If by 5:30 p.m. (New York City time) on the third (3rd) Trading Day after all of the Purchasers have received the Pre-Notice, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)        The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.11, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

(f)         Notwithstanding the foregoing, this Section 4.11 shall not apply in respect of (i) an Exempt Issuance, or (ii) an underwritten public offering of Common Stock.

4.12    Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the parties to the Transaction Documents and the parties to the Separate Agreement. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.13    Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Company’s securities from the date hereof until the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.4, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and the disclosure schedules hereto and thereto. Except as set forth above, the Company expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4 and (iii) no Purchaser shall have any duty of confidentiality to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 4.4. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.14    Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.15    Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Shares and Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.16    Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

4.17    Proxy.  Each Purchaser hereby appoints Thomas Rende or Thomas Lynch, with full power of substitution, to vote the Shares purchased hereunder at any meeting of stockholders of the Company in connection with the Debt Exchange and Preferred Stock Conversion Agreement between the Company, Fursa Capital Partners LP, Fursa Master Rediscovered Opportunities L.P., Blackfriars Master Vehicle LLC - Series 2 and Fursa Master Global Event Driven Fund L.P. and any adjournments thereto or execute any written consents necessary in connection with such agreement. Each Purchaser hereby affirms that the foregoing proxy is coupled with an interest and, subject to the terms of this Agreement, shall be irrevocable.

ARTICLE V

MISCELLANEOUS

5.1      Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before March 16, 2010; provided, however, that such termination will not affect the right of any party to sue for any breach by the other party (or parties).

5.2      Fees and Expenses. At the Closing, the Company has agreed to reimburse Avalon Securities, Ltd. the sum of $25,000 for its reasonable legal fees and expenses, $10,000 of which has been paid prior to the Closing. The Company shall deliver to each Purchaser, prior to the Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3      Entire Agreement. The Transaction Documents, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4      Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5      Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers holding at least a majority in interest of the Securities then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6      Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers all of such Purchaser’s Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers” and that such transferee is either (a) an Affiliate of the Purchaser or (b) a purchaser of at least the greater of 25% of the Purchaser’s Securities purchased pursuant to this Agreement or $250,000.

5.8      No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8.

5.9      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the United States District Court for the Southern District of New York or in any state court located in New York County, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court located in New York County, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10    Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11    Execution. This Agreement may be executed in two or more counterparts, all of which, when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13    Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14    Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15    Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16    Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then, to the extent of any such restoration, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through ML. ML does not represent any of the Purchasers and only represents Avalon Securities, Ltd. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.

5.18    Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid, notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20    Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.21    WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FREDERICK’S OF HOLLYWOOD GROUP INC.		Address for Notice:
Frederick’s of Hollywood Group Inc.
1115 Broadway, 11th Floor
By:	/s/ Thomas Rende	New York, New York 10010
Name: Thomas Rende
Title: Chief Financial Officer		Fax: (212) 213-4925

With a copy to (which shall not constitute notice):

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: David Alan Miller, Esq.
Fax: (212) 818-8881

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO FOH SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchaser (if not same as address for notice):

Subscription Amount: $

Shares:

Warrant Shares:

EIN Number:  [PROVIDE THIS UNDER SEPARATE COVER]

Annex A

CLOSING STATEMENT

Pursuant to the attached Securities Purchase Agreement, dated as of the date hereof, the purchasers shall purchase up to $6,000,000 of Common Stock and Warrants from Frederick’s of Hollywood Group Inc., a New York corporation (the “Company”). All funds will be wired into an escrow account as specified in the Escrow Agreement. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date: March 16, 2010

I.      PURCHASE PRICE

Gross Proceeds to be Received                $_____________

II.     DISBURSEMENTS

                                                                $_____________ to Avalon Securities, Ltd.

                                                                $_____________ to Mintz Levin

                                                                $_____________

                                                                $_____________

                                                                $_____________

Total Amount Disbursed:                                          $______________

WIRE INSTRUCTIONS:

To Avalon Securities, Ltd.:

[insert wire instructions]

To Mintz Levin:

[insert wire instructions]

To:

Disclosure Schedules of Frederick’s of Hollywood Group Inc.

to the

SECURITIES PURCHASE AGREEMENT

between

FREDERICK’S OF HOLLYWOOD GROUP INC.
(the “Company”),

and

EACH PURCHASER IDENTIFIED ON THE SIGNATURE PAGES THERETO
(each a “Purchaser” and collectively, the “Purchasers”)

The section numbers in these Schedules correspond to the section numbers in the above referenced Securities Purchase Agreement (“Purchase Agreement”).  Any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Purchase Agreement if such fact or combination of facts has been disclosed in sufficient detail and is reasonably apparent to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed.  All capitalized terms not otherwise defined in these Schedules shall have the meaning ascribed to them in the Purchase Agreement.

These Schedules and the information and disclosures contained in these Schedules are intended only to respond to, qualify or limit the representations, warranties and covenants of the Company and shall not be deemed to expand in any way the scope or effect any such representation, warranty or covenant.  The inclusion of any item in any section of the Schedules (i) does not represent a determination by the Company that such item is “material” or has, or would reasonably be expected to have, a Material Adverse Effect, (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business and (iii) does not constitute an admission to any third party of any liability or obligation to any third party.

SCHEDULE 3.1(a)
SUBSIDIARIES

FOH Holdings, Inc.	Incorporated:	Delaware, May 9, 1997
	Authorized Stock:	100 Common Shares, $.01 par value
	Issued Stock:	100 Common Shares*
	Shareholder:	Frederick’s of Hollywood Group Inc.

Fredericks.com, Inc.	Incorporated:	Nevada, April 19, 1999
	Authorized Stock:	120,000,000 common shares of which 80,000,000 Shares are Class A Common $0.01 par value and 40,000,000 Shares Class B Common $0.01 par value
1,000,000 Preferred $0.01 par value
	Issued Stock:	11,575,000 Class B Common*
	Shareholder:	Frederick’s of Hollywood, Inc.

Frederick’s of Hollywood, Inc.	Incorporated:	Delaware, March 1, 1962
	Authorized Stock:	3,000 Common Shares, $0.01 par value
	Issued Stock	1,000 Common Shares*
	Shareholder:	FOH Holdings, Inc.

Frederick’s of Hollywood Stores, Inc.	Incorporated:	Nevada, July 8, 1998
	Authorized Stock:	1,000 common shares, $0.01 par value
	Issued Stock	100 common shares*
	Shareholder:	Frederick’s of Hollywood, Inc.

Hollywood Mail Order, LLC	Formation:	Nevada, July 20, 1999
	Manager:	FOH Holdings, Inc.
	Membership Interest:	Frederick’s of Hollywood, Inc.

Cinejour Lingerie Inc.	Incorporated:	Canada, May 7, 2004
	Authorized Stock:	Unlimited Class A Common
Unlimited Class B Common
Unlimited Preferred A
Unlimited Preferred B
Unlimited Preferred C
Unlimited Preferred D
	Issued Stock:	100 Class A Common*
	Shareholder:	Frederick’s of Hollywood Group Inc.

FOH (Hong Kong) Limited	Incorporated:	Hong Kong, September 7, 2009
	Authorized Stock:	100 Shares
	Issued Stock:	100 Shares*
	Shareholder	Frederick’s of Hollywood Group Inc.

*
Securities pledged to Wells Fargo Retail Finance II, LLC (“Senior Lender”) in accordance with the terms of that certain Pledge and Security Agreement, dated as of January 28, 2008, by the Company for the benefit of the Senior Lender.

SCHEDULE 3.1(g)
CAPITALIZATION

Authorized Capital of Frederick’s of Hollywood Group Inc. (“Company”)
Common Stock:  200,000,000 shares, $.01 par value
Preferred Stock:  10,000,000 shares, $.01 par value

Outstanding Stock Options and Convertible Securities

Number of option grants	Total Shares Granted	Price Range	Remaining life in years
6	442,500	$.17 - $.96	8.56
10	518,729	$1.12 - $1.95	5.46
16	629,071	$2.00 - $2.90	6.50
6	596,253	$3.10 - $3.10	5.28
3	31,171	$4.44 - $4.52	7.21
41	2,217,724

Number of Warrant Grants	Total Shares Granted	Price Range	Remaining life in years
2	596,591	$3.52	0.92

Anti-Dilution

Upon the closing of the transactions contemplated by the Purchase Agreement (“Offering”), the Company will be required to adjust the exercise price and/or the number of shares of the following securities:

•	Warrant, dated January 28, 2008, to purchase 298,296 shares of the Company’s common stock issued to Tokarz Investments, LLC

•	Warrant, dated January 28, 2008, to purchase 298,296 shares of the Company’s common stock issued to Fursa Master Global Event Driven Fund L.P.

•	3,629,325 shares of the Company’s Series A 7.5% Convertible Preferred Stock[1]

Beneficial Ownership Table
 The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 8, 2010 by:

•
each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of common stock on March 8, 2010;

1 Such shares are subject to the terms of a Debt Exchange and Preferred Stock Conversion Agreement (“Exchange and Conversion Agreement”) pursuant to which all of the shares of Series A 7.5% Convertible Preferred Stock, as adjusted as a result of the Offering, will be converted into the same number of shares of common stock as originally provided for in the Exchange and Conversion Agreement.

•	each of the Company’s named executive officers and directors; and

•	all of the Company’s named executive officers and directors, as a group.

The percentage of beneficial ownership indicated below is based on 26,429,658 shares of common stock outstanding on March 8, 2010.  The Company’s outstanding Series A preferred stock is convertible into and votes together with the common stock and not as a separate class.

	Beneficial Ownership of Our Common Stock on March 8, 2010
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class
TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	1,766,322	(2)	6.7%
Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	8,685,273	(2)(3)	32.5%
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 25 Smith Street Farmingdale, New York 11735	10,197,475	(4)	36.1%
Thomas J. Lynch	590,000	(5)	2.2%
Peter Cole	578,112	(6)	2.2%
Thomas Rende	320,544	(7)	1.2%
Linda LoRe	850,249	(8)	3.2%
John L. Eisel	97,561	(9)	*
William F. Harley Fursa Alternative Strategies LLC 25 Smith Street Farmingdale, New York 11735	85,073	(10)	*
Michael A. Salberg	42,267	(11)	*
Joel M. Simon	78,738	(9)	*
Milton J. Walters	78,032	(12)	*
All directors and executive officers as a group (9 individuals)	2,720,576	(13)	9.9%

*	Less than 1%.

(1)
Unless otherwise noted, the business address of each of (a) Thomas J. Lynch, Peter Cole, Thomas Rende, John L. Eisel, Michael A. Salberg, Joel M. Simon and Milton J. Walters is c/o Frederick’s of Hollywood Group Inc., 1115 Broadway, New York, New York 10010 and (b) Linda LoRe is c/o Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Sixth Floor, Hollywood, California 90028.

(2)
According to a Schedule 13D, dated January 28, 2008, and filed with the SEC on February 5, 2008, Michael T. Tokarz is the sole controlling person and manager of each of TTG Apparel, LLC and Tokarz Investments, LLC.

(3)	Includes 298,296 shares of common stock issuable upon exercise of currently exercisable warrants.

(4)
Includes (a) 298,296 shares of common stock issuable upon exercise of currently exercisable warrants and (b) 1,512,219 shares of common stock issuable upon conversion of 3,629,325 shares of Series A preferred stock.  Certain of these securities are subject to a Pledge Agreement between Fursa Master Global Event Driven Fund LP and Scotia Capital (USA) Inc.

(5)
Includes (a) currently exercisable options to purchase 240,000 shares and (b) 100,000 shares of restricted stock, of which 50,000 shares are vested and 50,000 shares will vest on January 2, 2011.  Excludes options to purchase 120,000 shares that are not exercisable within 60 days of March 8, 2010.

(6)
Includes (a) 50,000 shares of common stock held by Performance Enhancement Partners, LLC and (b) currently exercisable options to purchase 162,500 shares of common stock granted to Performance Enhancement Partners, LLC.  Peter Cole, as sole member of Performance Enhancement Partners, has voting and dispositive power over these shares.

(7)
Includes (a) currently exercisable options to purchase 161,250 shares, (b) 157,644 shares held jointly with Mr. Rende’s spouse and (c) 1,650 shares owned by Mr. Rende’s spouse. Excludes options to purchase 30,000 shares that are not exercisable within 60 days of March 8, 2010.

(8)
Includes (a) currently exercisable options to purchase 500,249 shares and (b) 200,000 shares of restricted stock, of which 100,000 shares are vested and 50,000 shares vest on each of December 31, 2010 and 2011.  Excludes options to purchase 85,113 shares that are not exercisable within 60 days of March 8, 2010.

(9)	Includes currently exercisable options to purchase 6,000 shares.

(10)
As Chief Investment Officer of Fursa Alternative Strategies LLC, William F. Harley exercises voting and dispositive power over shares beneficially owned by certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, described in Footnote 4 above. Mr. Harley disclaims beneficial ownership of the shares described in Footnote 4 above except to the extent of his pecuniary interest therein.

(11)	Represents (a) 36,267 shares owned by Mr. Salberg’s spouse and (b) currently exercisable options to purchase 6,000 shares.

(12)
Includes (a) 22,835 shares of common stock held by Sagebrush Group, Inc. and (b) currently exercisable options to purchase 26,718 shares.  Excludes options to purchase 4,452 shares that are not exercisable within 60 days of March 8, 2010.  Milton Walters, as the sole shareholder of Sagebrush Group, Inc. has voting and dispositive power over the shares held by Sagebrush Group, Inc.

(13)
Includes an aggregate of 1,143,717 shares that Thomas J. Lynch, Peter Cole, Thomas Rende, Linda LoRe, John L. Eisel, Michael A. Salberg, Joel M. Simon and Milton J. Walters have the right to acquire upon exercise of outstanding options that are exercisable within 60 days of March 8, 2010.

SCHEDULE 3.1(q)
TRANSACTIONS WITH AFFILIATES AND EMPLOYEES

None.

SCHEDULE 3.1(s)
CERTAIN FEES

Upon the closing of the Offering, Avalon Securities Ltd. and/or its designees (“Avalon”) will receive from the Company: (i) an amount of cash equal to six and one-half percent (6.5%) of the total gross proceeds raised in the Offering and (ii) Series B warrants to purchase shares of the Company’s common stock in an amount equal to seven and one-half percent (7.5%) of the number of shares of common stock sold in the Offering.  Notwithstanding the foregoing, Avalon shall not receive any fees relating to purchases of shares in the Offering by officers, directors or affiliates of the Company.

SCHEDULE 3.1(w)
LISTING AND MAINTENANCE REQUIREMENTS

The Company’s has sustained net losses in two of its three most recent fiscal years and as of January 23, 2010, had shareholders’ equity of less than $2,000,000.  Accordingly, the NYSE Amex may notify the Company that it is not in compliance with NYSE Amex policies regarding the financial condition of listed companies.  To date, the Company has not received such notification.

SCHEDULE 3.1(x)
APPLICATION OF TAKEOVER PROVISIONS

The Company has not opted out of Section 912 of the New York Business Corporation Law, which regulates acquisitions of New York corporations.

SCHEDULE 3.1(aa)
OUTSTANDING INDEBTEDNESS

Frederick’s of Hollywood Group Inc.
Schedule of Indebtedness
as of March 5, 2010

Amounts in
Dollars
Wells Fargo Loans:
Revolving Line of Credit	9,628,173.39
Bridge Loan	2,000,000.00
Balance as of March 5, 2010	11,628,173.39

Letters of Credit:
Stand-by Letters of Credit	620,000.00
Documentary Letters of Credit	173,383.00
Balance as of March 5, 2010	793,383.00

Tranche C Note[2]:
Balance as of January 23, 2010	14,002,794.45
Additional Accrued Interest @ 6%	72,348.06
Additional Accrued Interest @ 1%	12,197.48
Balance as of March 5, 2010	14,087,339.99

Preferred Stock[3]:
Original Balance	7,500,000.00
Accrued Dividend	1,182,020.55
Balance as of March 5, 2010	8,682,020.55

Capital Lease:
Verizon Phone System as of March 5, 2010	144,234.00

2 The Tranche C Note, including accrued interest, will be exchanged for shares of common stock pursuant to the Exchange and Conversion Agreement.
3 The Preferred Stock, including accrued dividends, will be converted into shares of common stock pursuant to the Exchange and Conversion Agreement.

SCHEDULE 4.7
USE OF PROCEEDS

Use of Proceeds
NYSE Amex Listing fee and other fees	$50,000
Legal expenses relating to the Offering	60,000
Fees related to the Offering	200,000